Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2012

First Quarter Highlights:

•	Backlog at record $534.6 million with project awards of $246.8 million

•	Quarterly revenues were $209.6 million, an increase of 23.8%

•	Fully diluted earnings per share increase 38.5% to $0.18

•	Company reaffirms fiscal 2013 earnings and revenue guidance

TULSA, OK – November 8, 2012 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the first quarter ended September 30, 2012. In the quarter, the Company experienced strong growth in new contract awards resulting in record backlog of $534.6 million as of September 30, 2012. The Company’s strategic investments and business development efforts have resulted in significant new transmission and distribution projects and emerging opportunities in the mining and minerals market. In addition to the strategic growth areas, our core business continues to perform well, resulting in record quarterly revenue of $209.6 million.

John R. Hewitt, President and CEO of Matrix Service Company, said "Our performance in the quarter is consistent with our strategic focus and we are seeing significant business activity across all operating segments. Consistent with our vision, we continue to invest in strategic end markets, resulting in exciting new contract awards and greater diversity in our business.”

Financial Results

Revenues for the first quarter ended September 30, 2012 were $209.6 million compared to $169.3 million in the same period a year earlier, an increase of $40.3 million, or 23.8%. Net income for the first quarter of fiscal 2013 was $4.7 million, or $0.18 per fully diluted share. In the same period a year earlier the Company earned $3.5 million, or $0.13 per fully diluted share.

Consolidated gross profit was $22.2 million in the first quarter of fiscal 2013 compared to $18.1 million in the same period a year earlier primarily due to higher revenues. Revenues increased in our Oil Gas & Chemical, Electrical Infrastructure and Storage Solutions segments by $21.3 million, $11.3 million and$9.3 million, respectively. Gross margins were 10.6% in the first quarter of fiscal 2013 versus 10.7% in the first quarter of fiscal 2012. In line with our plan, selling, general and administrative costs increased by $2.8 million, or 24.3%. This increase is primarily related to our planned investments in the branding initiative and strategic growth areas. In addition, the first quarter results include a bad debt charge of $0.7 million. SG&A expense as a percentage of revenue remained unchanged at 6.8%.

Backlog

Backlog at September 30, 2012 totaled $534.6 million, an increase of $37.1 million, or 7.5%, compared to the backlog at June 30, 2012 of $497.5 million. Project awards in the first quarter totaled $246.8 million.

Financial Position

At September 30, 2012, the Company’s cash balance was $17.2 million. The cash balance along with availability under the senior credit facility gives the Company liquidity of $125.6 million. The cash balance at September 30, 2012, which has increased to approximately $50 million at the end of October, was lower than the previous quarter due to a high volume of time and material work and short-term maintenance projects at the end of the first quarter.

Stock Repurchase Program

On November 6, 2012 the Board of Directors approved an extension of the Company’s Stock Repurchase Program which was set to expire on December 31, 2012. Under the extension, which expires at the end of calendar year 2014, the Company has authorization to purchase up to 2.1 million shares.

Earnings Guidance

The Company is reaffirming fiscal 2013 guidance of revenue between $800 million and $850 million and earnings between $0.83 and $0.98 per fully diluted share.

Conference Call Details

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Friday, November 9, 2012 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at www.matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company

Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin S. Cavanah

Vice President and CFO

T: 918-838-8822

Email:kcavanah@matrixservicecompany.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended
	September 30,	September 30,
	2012	2011
Revenues	$209,608	$169,321
Cost of revenues	187,364	151,228

Gross profit	22,244	18,093
Selling, general and administrative expenses	14,320	11,483

Operating income	7,924	6,610

Other income (expense):
Interest expense	(183)	(277)
Interest income	8	3
Other	57	(676)

Income before income tax expense	7,806	5,660
Provision for federal, state and foreign income taxes	3,122	2,151

Net income	$4,684	$3,509

Basic earnings per common share	$0.18	$0.13
Diluted earnings per common share	$0.18	$0.13

Weighted average common shares outstanding:
Basic	25,788	26,400
Diluted	26,148	26,722

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	September 30,	June 30,
	2012	2012
Assets

Current assets:
Cash and cash equivalents	$17,170	$39,726
Accounts receivable, less allowances (September 30, 2012 — $1,906 and June 30, 2012 — $1,201)	156,844	108,034
Costs and estimated earnings in excess of billings on uncompleted contracts	77,598	68,562
Inventories	3,267	2,482
Deferred income taxes	5,760	6,024
Other current assets	5,560	5,688

Total current assets	266,199	230,516

Property, plant and equipment at cost:
Land and buildings	29,357	28,846
Construction equipment	60,207	59,176
Transportation equipment	26,027	25,865
Office equipment and software	17,391	16,892
Construction in progress	5,984	2,910

	138,966	133,689
Accumulated depreciation	(81,407)	(78,814)

	57,559	54,875

Goodwill	28,763	28,675
Other intangible assets	6,392	6,504
Other assets	3,937	2,565

Total assets	$362,850	$323,135

Matrix Service Company

Consolidated Balance Sheets (continued)

(In thousands, except share data)

	September 30,	June 30,
	2012	2012
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$61,664	$48,931
Billings on uncompleted contracts in excess of costs and estimated earnings	45,637	30,293
Accrued wages and benefits	15,281	15,298
Accrued insurance	7,055	6,912
Income taxes payable	3,238	1,115
Acquisition payable	400	400
Other accrued expenses	3,334	3,014

Total current liabilities	136,609	105,963

Deferred income taxes	6,063	6,075
Long term debt	3,355	—

Total liabilities	146,027	112,038
Commitments and contingencies

Stockholders’ equity:
Common stock — $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2012, and June 30, 2012	279	279
Additional paid-in capital	117,297	116,693
Retained earnings	122,103	117,419
Accumulated other comprehensive income	1,238	771

	240,917	235,162
Less: Treasury stock, at cost — 2,051,764 shares as of September 30, 2012, and 2,141,990 shares as of June 30, 2012	(24,094)	(24,065)

Total stockholders’ equity	216,823	211,097

Total liabilities and stockholders’ equity	$362,850	$323,135

Results of Operations

(In thousands)

	Three Months Ended
	September 30, 2012	September 30, 2011
Gross revenues
Electrical Infrastructure	$33,270	$22,012
Oil Gas & Chemical	67,097	45,999
Storage Solutions	105,418	95,922
Industrial	4,975	6,575

Total gross revenues	$210,760	$170,508

Less: Inter-segment revenues
Electrical Infrastructure	$—	$—
Oil Gas & Chemical	—	175
Storage Solutions	1,152	1,012
Industrial	—	—

Total inter-segment revenues	$1,152	$1,187

Consolidated revenues
Electrical Infrastructure	$33,270	$22,012
Oil Gas & Chemical	67,097	45,824
Storage Solutions	104,266	94,910
Industrial	4,975	6,575

Total consolidated revenues	$209,608	$169,321

Gross profit (loss)
Electrical Infrastructure	$4,706	$2,785
Oil Gas & Chemical	7,867	4,347
Storage Solutions	9,969	10,387
Industrial	(298)	574

Total gross profit	$22,244	$18,093

Operating income (loss)
Electrical Infrastructure	$2,319	$729
Oil Gas & Chemical	3,775	1,412
Storage Solutions	3,449	4,226
Industrial	(1,619)	243

Total operating income	$7,924	$6,610

Segment assets
Electrical Infrastructure	$56,826	$40,550
Oil Gas & Chemical	71,848	54,036
Storage Solutions	186,600	139,820
Industrial	14,179	17,949
Other	33,397	46,918

Total segment assets	$362,850	$299,273

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.

The following table provides a summary of changes in our backlog for the three months ended September 30, 2012:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2012	$127,699	$117,862	$236,571	$15,320	$497,452
Net awards	40,889	66,092	132,603	7,218	246,802
Revenue recognized	(33,270)	(67,097)	(104,266)	(4,975)	(209,608)

Backlog as of September 30, 2012	$135,318	$116,857	$264,908	$17,563	$534,646